Exhibit 99.1

Beam Global, City of San Diego Collaborate to Offer Free Sustainable EV Charging to the Public

Partnership marks the first of a model the company intends to roll out across the U.S.

SAN DIEGO, CA, (October 21, 2020)—Beam Global, (Nasdaq: BEEM, BEEMW), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, announced a new collaboration with the City of San Diego to deploy solar-powered EV charging infrastructure across the city. In this first-of-its-kind deal, Beam Global intends that its patented EV ARC™ 2020 charging stations will be deployed in both city-owned and business locations through a public-private partnership with a corporate sponsor who will receive global naming rights to the network and highly visible corporate brand placement on the EV ARC™ units. Under the proposed structure, the sponsorship will pay for the renewably-powered EV charging, free for the public to use. The agreement with the City of San Diego signifies a major step forward in Beam Global’s plans to establish networks of public EV charging infrastructure in municipalities across the U.S. and internationally.

“In America’s Finest City, we’re known for pushing the envelope on innovation, often taking the first step in implementing cleaner, greener technologies,” said San Diego Mayor Kevin L. Faulconer. “We're excited about this collaboration with local manufacturer Beam Global to strengthen the City's renewable energy options and encourage more people in other cities to do the same."

“The City of San Diego is the ideal choice to launch this unique city-wide EV charging infrastructure initiative and become the first city in the world where it is possible to drive on sunshine, guilt free, emissions free and the best free of all – free, free,” said Beam Global CEO Desmond Wheatley. “Because our products are deployed without construction or a utility bill, we are uniquely able to provide this type of sponsored EV charging network at scale and with unrivalled speed. The sponsors we seek will be enabling the first city-wide driving on sunshine experience in the world and will get the name recognition and carbon and greenhouse gas emissions offsets associated with the networks. It’s win, win, win for the corporate sponsor, the city, EV drivers, and for Beam Global. I believe we will repeat this model in many other major cities because it makes so much sense for everyone involved.”

Beam Global EV charging products enable municipalities and states to build zero-emissions infrastructure that is rapidly scalable as charging needs evolve. Beam Global and the City of San Diego are actively seeking sponsorship partners to expand free public access to sustainable charging solutions. Under this innovative model, Beam Global intends to deliver EV charging units monetized through sponsorship and naming rights agreements, allowing the units to be delivered throughout San Diego and other major cities as the program evolves.

The collaboration also advances San Diego’s Climate Action Plan to cut greenhouse gas emissions in half by 2035, ensure a resilient energy source, and address issues of climate equity. Beam Global’s winning bid uniquely addressed the city’s renewable energy and transportation goals by proposing the deployment of solar-powered EV ARC™ units. Because these units are not connected to the electric grid, Beam Global’s EV chargers are easily deployed, eliminating the need for heavy construction and the resulting disruption associated with grid-tied solutions.

Designed to fit in a standard parking space, without reducing available parking, the patented EV ARC™ requires no permitting, no electrical upgrades, no construction, and generates no utility bill. Each EV ARC™ combines solar generation with on-board energy storage to enable 24/7 charging regardless of weather conditions. Integrated emergency power panels serve as a source of emergency power during blackouts or natural disasters. Each unit can reach up to 12 parking spaces and is ADA compliant. The small footprint and construction-free deployment does not disrupt city planning efforts while providing a highly visible opportunity for EV owners to charge and for corporate sponsors to display their brands.

This new business model for EV charging infrastructure delivery positions Beam Global to create similar public-private partnerships globally, building upon the company’s existing relationships with numerous municipal, state and federal government agencies across the U.S., including the State of California and the City of New York.

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About Beam Global

Beam Global is a CleanTech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

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Media Contact:

The Bulleit Group

BeamGlobal@BulleitGroup.com

415-742-1894

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